SCHEDULE 14A
                     Information Required in Proxy Statement
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_| Preliminary Proxy Statement |_| Confidential, For Use of the Commission Only
                                    (as permitted by Rule 14a-6(e)(2)

|X| Definitive Proxy Statement

|_| Definitive Additional Materials

|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                ACCUHEALTH,INC.
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               (Name of Registrant as Specified in Its Character)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.              Title of each class of securities to which transaction applies:

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3.              Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5.              Total fee paid:

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|_|  Fee paid previously with preliminary materials:

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|_|  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form or schedule and the date of its filing.

1.              Amount previously Paid:
2.              Form, Schedule or Registration Statement no.:
3.              Filing Party:
4.              Date Filed:
Notes:

                                ACCUHEALTH, INC.
                             1575 Bronx River Avenue
                              Bronx, New York 10460


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 21, 1999

                  The Annual Meeting of Shareholders of Accuhealth, Inc. (the "Company") will be held on October 21, 1999 at 10:00 A.M. local time at the offices of Proskauer Rose LLP, 1585 Broadway, 27th Floor, New York, New York 10036, for the following purposes:

                  1. To elect each of two persons to serve as a director of a class to hold office until the 2002 Annual Meeting of Shareholders;

                  2. To ratify the selection of Marcum & Kliegman LLP as the Company's auditors for the fiscal year ending March 31, 2000; and

                  3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

                  The Board of Directors has fixed the close of business on September 16, 1999, as the record date to determine the shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

                  You are cordially invited to attend the Annual Meeting.

                                        By Order of the Board of Directors

                                           Robert Labra
                                           Secretary


                  October 8, 1999

                                    IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO INSURE THAT YOUR SHARES ARE VOTED.

                                ACCUHEALTH, INC.
                             1575 Bronx River Avenue
                              Bronx, New York 10460


                                 PROXY STATEMENT


                                     GENERAL

         This Proxy Statement and the accompanying proxy card is furnished in connection with the solicitation of proxies by the Board of Directors of Accuhealth, Inc. (the "Company") for the Annual Meeting of Shareholders to be held at the offices of Proskauer Rose LLP, 1585 Broadway, 27th Floor, New York, New York 10036, on Thursday, October 21, 1999 at 10:00 A.M. local time (the "Annual Meeting"), and for any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the "Notice of Meeting"). This proxy statement, the accompanying proxy card and the 1999 Annual Report are first being sent to holders of the Company's Common Stock and Preferred Stock on or about October 8, 1999.

         In an effort to have as large a representation at the Annual Meeting as possible, proxy solicitations may be made in person or by telephone by directors, officers and employees of the Company, without added compensation. The Company will bear the entire cost of soliciting proxies hereunder and, upon request, will reimburse nominees for their reasonable out-of-pocket expenses in sending proxy materials to beneficial owners.

         WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO INSURE THAT YOUR SHARES ARE VOTED.

                        RECORD DATE AND VOTING SECURITIES

         Only shareholders of record as at the close of business on September 16, 1999 (the "Record Date") are entitled to vote at the Annual Meeting. On the record date there were issued and outstanding 5,136,754 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and 105,000 shares of the Company's 6% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"). Each outstanding share of Common Stock and Preferred Stock is entitled to one vote upon each matter to be acted upon at the Annual Meeting. The holders of a majority of the aggregate of the outstanding Common Shares and Preferred Shares (the "Shares") shall constitute a quorum.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth existing ownership as of September 30, 1999, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock, (ii) each nominee for director, (iii) each director, (iv) each current executive officer named in the Summary Compensation Table below and (v) all officers and directors as a group, and the percentage of the outstanding shares of Common Stock represented thereby.


                                         Amount of Nature
                                           of Beneficial
Name of Beneficial Owner(1)                Ownership (1)    Percent of Class (2)
---------------------------              ---------------    --------------------
Glenn C. Davis                            352,623(3)(4)(5)          6.82
c/o Accuhealth, Inc.
1575 Bronx River Ave.
Bronx, New York, 10460

Stanley Goldstein                         335,103(3)(4)(6)          6.57
c/o Accuhealth, Inc.
1575 Bronx River Ave.
Bronx, New York, 10460

E. Virgil Conway                           34,229(11)(12)              *

Howard C. Landis                                0                      *

Donald B. Louria, M.D.                     31,500(7)                   *

Sally Hernandez-Pinero                     15,500(12)                  *

Corbett A. Price                           29,204(16)                  *

Mary Comerford                            124,072(17)               2.44

Prisco DeMercurio                               0(18)                  *

Special Situation Fund III, L.P.          706,928(8)               13.92
153 East 53rd Street
New York, New York 10022

Penfield Partners, L.P.                   324,027(9)                6.38
153 East 53rd Street
New York, New York 10022

Special Situations Cayman Fund, L.P.      244,251(10)               4.81
153 East 53rd Street
New York, New York 10022

CMNY Capital II, L.P.                     355,368(13)               7.00
c/o Carl Marks & Company, Inc.
135 East 57th Street
27th Floor
New York, New York 10022

Jeffrey S. Freed, M.D.                    521,883(15)              10.15

All Directors and Executive             1,444,064(14)              27.13
Officers as a Group (10 persons)

* Percentage of shares beneficially owned does not exceed 1% of the class.

(1) As used herein, the term "beneficial ownership" with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of the shares) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

(2) Percent of class assumes issuance of the shares subject to currently exercisable options and shares issuable upon the conversion of 6% Preferred Stock, as well as an equivalent increase in the number of shares outstanding.

(3) Includes 40,000 and 20,000 shares issuable pursuant to currently exercisable stock options for Davis and Goldstein, respectively.

(4) Includes 312,623 and 315,103 shares owned of record and beneficially for Davis and Goldstein, respectively.

(5) Includes 50,000 shares issuable upon conversion of 50,000 shares of 6% Preferred Stock.

(6) Includes 3,000 shares issuable upon conversion of 3,000 shares of 6% Preferred Stock.

(7) Includes 24,500 shares issuable pursuant to currently exercisable stock options and 7,000 shares owned directly or in trust for the benefit of members of Dr. Louria's family.

(8)      Includes 706,928 shares owned of record and beneficially.

(9)      Includes 324,027 shares owned of record and beneficially.

(10)     Includes 244,251 shares owned of record and beneficially.

(11)     Includes 18,729 shares owned of record and beneficially.

(12) Includes 15,500 shares issuable pursuant to currently exercisable stock options.

(13)     Includes 355,368 shares owned of record and beneficially.

(14) Includes 1,200,064 shares owned of record and beneficially, 191,000 shares issuable pursuant to currently exercisable stock options and 53,000 shares issuable upon conversion of 53,000 shares of 6% Preferred Stock.

(15) Includes 461,883 shares issued pursuant to the Healix acquisition to Jeffrey S. Freed, M.D., and 60,000 shares issuable pursuant to currently exercisable stock options.

(16) Includes 13,704 shares owned of record and beneficially and 15,500 shares issuable pursuant to currently exercisable stock options.

(17) Includes 124,072 shares owned of record and beneficially, Ms. Comerford resigned on September 15, 1999.

(18)     Mr. DeMercurio resigned on April 15, 1999.

         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Based solely on a review of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company, and certain written representations received by it, the Company is not aware of any person who, during the prior fiscal year, was a director, officer or beneficial owner of more than 10% of its outstanding Common Stock, during (or with respect to) the prior or (except as may have been previously reported) previous fiscal year, who failed to file with the Securities and Exchange Commission on a timely basis reports required by Section 16 (a) of the Securities Exchange Act of 1934, except that the following persons reported changes in their beneficial ownership of the Company's securities with respect to the following transactions in year-end filings on Form 5 rather than earlier in the year: the conversion of the Company's preferred stock to Common Stock on December 1, 1998 (Messrs. Conway and Goldstein); and the issuance of shares of the Company's common stock in the Healix merger on October 9, 1998 (Dr. Freed and Ms. Comerford); and the issuance of stock options on October 23, 1997 (Messrs, Conway and Price, Ms. Hernandez-Pinero and Dr. Louria).

                                    PART III

ITEM 11. EXECUTIVE COMPENSATION

                         REPORT OF THE COMPENSATION AND
                 NOMINATIONS COMMITTEE ON EXECUTIVE COMPENSATION

         Glenn C. Davis, the President and Chief Executive Officer of the Company, is employed pursuant to an employment agreement (see COMPENSATION OF DIRECTORS AND OFFICERS -- EMPLOYMENT AGREEMENT). The Board of Directors renewed Mr. Davis's employment agreement for a three year period commencing September 2, 1999, without an increase to his base compensation or bonus with the renewal of his employment agreement.

         The Company did, upon its renewal of employment with Mr. Davis on September 2, 1999 grant him 110,000 options to purchase the Company's common stock at the fair market value on the date of grant. These options were granted to Mr. Davis to provide an inducement to him to focus on the long-term growth and profitability of the Company in the discharge of his duties.

                                          SUBMITTED BY


                                          CORBETT A. PRICE AND E. VIRGIL CONWAY
                                          COMPENSATION AND NOMINATIONS COMMITTEE

                          STOCK PRICE PERFORMANCE GRAPH

         The graph below compares cumulative total return (assuming an investment of $100 on March 31, 1994) of the Company, the NASDAQ Market Index, and a group of peer companies selected by the Company (the "Peer Group"). The members of the Peer Group, all of which engage in the home care and/or infusion business, include: The Care Group, Inc., Community Care Services, Inc., Healthcor Holdings, Inc., Home Health Corporation of American, Inc., Infu-Tech, Inc., National Home Health Care, Inc., New York Home Health Care, Inc., Transworld Healthcare, Inc. and U.S. HomeCare Corp. The price of the Company's common stock represented as of March 31, 1994 is extrapolated due to the suspension of trading in the Company's stock on March 1, 1993, which suspension ended on November 15, 1994.


CUMULATIVE TOTAL RETURN

                                                  March 1994   March 1995   March 1996     March 1997    March 1998    March 1999
                                                  ----------   ----------   ----------     ----------    ----------    ----------
       Accuhealth, Inc......................         100.00        178           100           167           122            56
       Peer Group...........................         100.00        271           220           216           111            42
       NASDAQ Stock Market (US).............         100.00        111           151           168           255           343

PROPOSAL 1.     ELECTION OF DIRECTORS

         The Company's Board consists of eight directors, divided into three classes, consisting respectively of three, two and three directors. The two current nominees are proposed to be elected at the Annual Meeting for a term of three years. Proxies cannot be voted for more than two persons.

         The Board of Directors has nominated E. Virgil Conway and Corbett A. Price (the "Nominees") who currently serve as directors of the class whose term will expire at the 1999 Annual Meeting.

         The Board of Directors has no reason to expect that the Nominees will be unable to stand for election. In the event that a vacancy among the original Nominees occurs prior to the Annual Meeting, the persons named as proxies or their substitutes may nominate and may vote for other persons in their discretion.

         It is the intent of the persons named as proxies to vote Shares represented by proxies for the election of each Nominee, unless authority to so vote has been withheld or a contrary specification made. Proxies cannot be voted for a greater number of persons than the number of Nominees named in this Proxy Statement.

         Listed below are the executive officers and directors of the Company at September 30, 1999:

                                                                                           Annual meeting
                                      Officer or                                           at which Term
          Name                      Director Since     Age         Position                 will Expire
          ----                      --------------     ---         --------                --------------
E. Virgil Conway.................        1994           69    Director                          1999

Glenn C. Davis...................        1994           51    President, Chief Executive        2000
                                                              Officer and Director

Stanley Goldstein................        1994           63    Chairman and Director             2001

Howard C. Landis.................        1998           45    Director                          2001

Donald B. Louria, M.D............        1994           70    Director                          2000

Sally Hernandez-Pinero...........        1994           46    Director                          2000

Corbett A. Price.................        1994           49    Director                          1999

Jeffrey S. Freed, M.D............        1998           54    Executive Vice President --       2001
                                                              Strategy and Director

         Set forth below are brief summaries of the business experience of the persons who were directors as of September 30, 1999:

         E. Virgil Conway chairs the Company's Audit and Stock Option Committees and was elected a director on April 29, 1994. Mr. Conway is a member of the Executive and Compensation and Nominations Committees. Since May 16, 1995, he has served as Chairman of the Board of the Metropolitan Transportation Administration of the City of New York and, from 1989 to 1996, he served as Chairman of the Audit Committee of the City of New York. From 1992 until July 1995, Mr. Conway served as Chairman of the Financial Accounting Standards Advisory Council. From 1968 through 1988, Mr. Conway served as Chairman and Chief Executive Officer and as a director of the Seamen's Bank for Savings, FSB. From 1986 until 1989, Mr. Conway also served as Vice Chairman of Seamen's Corporation. From 1967 to 1968, Mr. Conway served as an Executive Vice President and Trustee at the Manhattan Savings Bank. From 1964 to 1967, Mr. Conway served as First Deputy Superintendent of Banks of the State of New York and Secretary of the New York State Banking Board. Mr. Conway specializes in financial consulting. Mr. Conway serves on several corporate boards, including Union Pacific Corporation, Con Edison, Urstadt-Biddle, a real estate investment trust, Trism, Inc., a specialized trucking firm, and mutual funds managed by Phoenix Home Life.

         Glenn C. Davis became a director, Chief Executive Officer and President of the Company on February 3, 1994 and since April 15, 1999 has served as acting Chief Financial Officer. Mr. Davis is a member of the Executive Committee. From June 1993 until June 30, 1995, Mr. Davis was a general partner of Capstone Management Company, an investment partnership engaged principally in the initiation, acquisition and management of businesses in the health care industry. Mr. Davis is a certified public accountant. From 1980 until January 1993, Mr. Davis was a partner with Coopers & Lybrand, an international accounting and consulting firm.

         Jeffrey S. Freed, M.D. was elected a director on June 25, 1998 in connection with the merger of Healix Healthcare, Inc. into the Company. Dr. Freed is a member of the Professional Conduct Committee. Since April 1998, Dr. Freed has served as Executive Vice President--Strategy and Medical Director for the Company. From March 1995 to March 1998, Dr. Freed was President and Medical Director of Healix Healthcare, Inc. He is also a Clinical Associate Professor of Surgery at the Mount Sinai School of Medicine and a practicing general surgeon.

         Stanley Goldstein was elected Chairman of the Company's Board of Directors on April 29, 1994. Mr. Goldstein has been a private investor from 1981 until the present. Mr. Goldstein is Chairman of the Executive Committee. From June 1993 until June 30, 1995, Mr. Goldstein was a general partner of Capstone Management Company, an investment partnership engaged principally in initiation, acquisition and management of businesses in the health care industry. Mr. Goldstein is a certified public accountant. From 1964 until 1981, Mr. Goldstein was the founder and Managing Partner of Goldstein Golub Kessler & Company, Certified Public Accountants. Mr. Goldstein serves on the boards of directors of Security Mutual Life Insurance Company and Security Equity Life Insurance Company.

         Howard C. Landis was elected a director of the Company on June 25, 1998 pursuant to agreements executed in connection with the purchase by RFE Investment Partners V.L.P. of convertible subordinate debt issued by the Company. Mr. Landis is a member of the Audit Committee. Since 1980 Mr. Landis has been employed by RFE Management Corp., an investment manager of private equity investment funds. Since 1983 Mr. Landis has been a general partner of these private equity funds. Mr. Landis is also a director of a number of privately owned companies.

         Donald B. Louria, M.D., M.A.C.P. was elected a director on April 29, 1994. Dr. Louria chairs the Professional Conduct Committee. Dr. Louria has been a Professor and Chairman of the Department of Preventive Medicine and Community Health of the University of Medicine and Dentistry of New Jersey-New Jersey Medical School from July 1969 until the present. Over the same period, among other appointments, Dr. Louria has served as a consultant in Infectious Diseases to Memorial Hospital for Cancer and Allied Diseases and, from 1971 until the present, has served on the Consultant Medical Staff in Infectious Diseases at St. Michael's Medical Center in Newark, New Jersey.

         Sally B. Hernandez-Pinero was elected a director on September 20, 1994. On May 1, 1999 Ms. Hernandez-Pinero became a Senior Vice President for Corporate Affairs for Related Companies LLP, a real estate development, management, syndication and financing company. Since June 1998 to April 1999 she was the Managing Director of the Fannie Mae American Communities Fund. Ms. Hernandez-Pinero previously was a member of the law firm of Kalkines Arky Zall & Bernstein, where she was primarily engaged in public finance, housing and economic development projects, low income tax credit syndications and intergovernmental relations. Ms. Hernandez-Pinero served as Chairwoman of the New York City Housing Authority from February 1992 to January 1994. In that position she had direct operational responsibility for the nation's largest public housing program with 325 developments housing over 600,000 people, a staff of 16,000 and a budget of $1.45 billion. From January 1990 to February 1992, Ms. Hernandez-Pinero was Deputy Mayor for Finance and Economic Development, in which position she designed and supervised the development and implementation of business, industrial and commercial development policies for the City of New York. From January 1988 to January 1990 she served as Commissioner/Chairwoman of the Board of Directors of the Financial Services Corporation of New York City where she developed and implemented the course of action and priorities for that agency's economic development programs. Prior to January 1988, Ms. Hernandez-Pinero served as Deputy Borough President of Manhattan; General Counsel to the State of New York Mortgage Agency, and an attorney with a number of community development and legal service organizations. Ms. Hernandez-Pinero is a director of Consolidated Edison Corporation, the Dime Savings Bank and National Income Realty Trust.

         Corbett A. Price was elected a director on September 20, 1994. Mr. Price chairs the Compensation and Nomination Committee and is a member of the Stock Option and Audit Committees. He is the Chairman and Chief Executive Officer of KURRON, a New York based health care management company which Mr. Price founded in January 1990. KURRON specializes in the rehabilitation of distressed hospitals and health care systems. Mr. Price began his career in health care management in 1975 at the Hospital Corporation of America, where he served as a Vice President from 1983 to 1989. As head of Hospital Corporation of America's Mid-Atlantic Division, he directed the operations of approximately twenty hospitals in four states and the District of Columbia. Mr. Price has advised the governments of Mexico, Barbados and Jamaica on health care delivery systems and facilities.

BOARD MEETINGS AND COMMITTEES

         During the fiscal year ended March 31, 1999, the Company had the following committees of the Board of Directors:

         AUDIT COMMITTEE. The Audit Committee is presently comprised of three non-employee directors: E. Virgil Conway, Corbett A. Price and Howard C. Landis. The Committee reviews the engagement and independence of the Company's independent auditors, reviews fees payable to and correspondence with the auditors, serves as a conduit to the Board for reporting on the conduct and results of the audit, including any irregularities that may be detected in the audit, and discusses with the auditors their report and any significant issues arising in the course of the audit. The Audit Committee met one time during the fiscal 1999.

         COMPENSATION AND NOMINATIONS COMMITTEE. The Compensation and Nominations Committee, which met one time during fiscal 1999, consists of two non-employee directors: Corbett A. Price and E. Virgil Conway. The Committee reviews, approves and makes recommendations to the Board with respect to the Company's compensation policies, practices and procedures to ensure that such policies, practices and procedures contribute to the success of the Company. The Compensation and Nominations Committee also makes recommendations to the Board with respect to prospective nominees to the Board. The Committee will consider nominees recommended by security-holders, which recommendations should be furnished in writing to the Chairman of the Committee at the Company's principal office. The Compensation and Nominations Committee met two times during the fiscal 1999.

         STOCK OPTIONS COMMITTEE. The members of the Stock Options Committee are
E. Virgil Conway and Corbett A. Price. The Stock Options Committee administers the Company's 1998 Stock Option Plan. The Stock Option Committee held one meeting during fiscal 1999.

         EXECUTIVE COMMITTEE. The Executive Committee consists of three directors, Stanley Goldstein, Glenn C. Davis, and E. Virgil Conway. The Committee meets as necessary between regularly scheduled meetings to take such action as it may deem advisable for the efficient operation of the Company. The Committee has the authority to take all actions that could be taken by the full Board of Directors, with certain exceptions. The Executive Committee met three times during the 1999 fiscal year.

         PROFESSIONAL CONDUCT COMMITTEE. The Professional Conduct Committee consists of two directors, Donald B. Louria, M.D. and Jeffrey S. Freed, M.D. The Committee reviews any complaints about the conduct of any employee in inter-relationships with clients, advises management with respect to the medical and ethical practices of the Company and makes recommendations as to methods to ensure that the Company meets the highest standards in the delivery of its services. The Professional Conduct Committee met one time during fiscal 1999.

         During the fiscal year ended March 31, 1999, the Board of Directors held four meetings. No incumbent director attended fewer than 75% of those meetings or of meetings of the committees on which he or she served, except for Sally B Hernandez-Pinero, who attended 50% of the Board of Directors meetings.

VOTE REQUIRED FOR APPROVAL

         The affirmative votes of the holders of a plurality of the votes cast at the meeting by holders of shares of Common Stock and Preferred Stock, voting together as a single class, who are present in person or represented by proxy and who are entitled to vote at the Annual Meeting is required to elect each director.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINATED DIRECTORS.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         Directors who are not officers of, or consultants to, the Company are entitled to a fee of $6,000 per annum plus $1,000 per annum ($2,000 per annum for the Chair) for each committee on which they serve. Messrs. Conway, Price and Landis, Dr. Louria and Ms. Hernandez-Pinero are eligible for the foregoing fees. The Company does not pay directors fees to officers or consultants for serving as directors.

         The following table sets forth all compensation earned, awarded or paid by the Company to its Chief Executive Officer, Executive Vice President and Chief Operating Officer and Senior Vice President -- Finance and Chief Financial Officer for the fiscal year ended March 31, 1999. No other person who was a director, executive officer or employee at any time during the fiscal year ended March 31, 1999, received salary and bonus in excess of $100,000 during or attributable to such fiscal year.

                                             Summary Compensation Table
                                                                                                      Long Term
                                                               Annual                               Compensation
                                                            Compensation                            ------------
                                                            ------------                              All Other
     Name and Principal Position            Year               Salary              Bonus            Compensation
     ---------------------------            ----               ------              -----            ------------
Glenn C. Davis........................     FY1999             $275,000                 --                 --
  President and Chief Executive.......     FY1998             $250,000            $25,000                 --
  Officer.............................     FY1997             $200,000                 --                 --

Mary Comerford........................     FY1999             $175,000                 --                 --
  Executive Vice President and
  Chief Operating Officer(2)

Prisco DeMercurio.....................     FY1999             $125,000            $25,000
  Senior Vice President and Chief
  Financial Officer(3)

Dr. Jeffrey S. Freed..................     FY1999             $ 65,000                 --            $41,000(1)
  Executive Vice President

-----------------
(1) Comprised of life insurance premiums of $29,000 per year and an auto allowance of $12,000 per year.
(2)      Resigned September 15, 1999
(3)      Resigned April 15, 1999

EMPLOYMENT AGREEMENT

         The Board of Directors of the Company has authorized the renewal of its employment agreement with Glenn C. Davis, its President and Chief Executive Officer through September 2, 2002. Under the renewed employment agreement, the Company's President and Chief Executive Officer is entitled to an annual salary at a rate of $275,000 and 110,000 options to purchase the Company's common stock at the fair market value on September 2, 1999. The agreement also provides for a severance payment equal to 150% of his annual compensation at the date of termination if (i) his employment is terminated by him due to a breach of the agreement by the Company, (ii) the Company fails to offer to extend his employment for additional terms of one year on the same terms; or (iii) his employment terminates due to disability. If the employment is terminated due to his death, the severance payment is equal to 50% of his Annual Compensation at the date of death. The agreement further provides that, in the event of a merger or sale of substantially all of the assets of the Company for consideration exceeding $15 million, either the successor corporation or he may elect to terminate his employment and that, if his employment is so terminated, he would be entitled to receive a severance payment equal to 300% of his Annual Compensation at the date of termination. In addition, the agreement provides that he will not compete with the Company for 18 months after a termination of his employment, except that if such termination is by the Company for cause, the non-competition period will be for 24 months.

         In connection with the Healix merger, Dr. Jeffrey S. Freed entered into an employment agreement with the Company. Under the employment agreement Dr. Freed served as Executive Vice-President and is entitled to an annual salary at a rate of $65,000 and options to purchase 60,000 shares of the Company's common stock. The agreement also provides for reimbursement for business expenses incurred in the performance of the employment duties, a $1,000 per month auto allowance and payment of $28,245 per year of life insurance premiums pursuant to a Split-Dollar Agreement whereby the cash values of the policies are assigned to the Company as collateral for the ultimate repayment to the Company for the premium outlay. The term of this agreement expires on December 31, 2001 with a two year renewal provision ending December 31, 2003. The agreement also provides for certain payments for termination due to death or disability equal to the Executives Base Salary, for termination to Employer's Breach equal to the later of (A) the remaining term of the agreement or (B) six months and if termination results from a change in control any unpaid Base Salary and a severance payment in the amount equal to 2.9 times the Executive's Base Salary. Further, the agreement contains Non-Solicitation; Non-Competition; and Confidentiality provisions ranging from one to three years as the circumstances as defined so warrant.

         In connection with the Healix merger, Mary B. Comerford entered into an employment agreement with the Company. Under the employment agreement, Ms. Comerford serves as Executive Vice President and is entitled to an annual salary at a rate of $175,000 a hire-on bonus of 50,000 shares of common stock issued in three annual installments, an annual bonus based on certain performance criteria up to 50% of the base salary, and options to purchase 50,000 shares of the Common Stock pursuant to the terms of an option agreement. The term of this agreement expires on December 31, 2001 with a two year renewal provision ending December 31, 2003. The agreement also provides for certain payments for termination due to death or disability equal to the Executive Base Salary, for termination due to Employer's Breach equal to the later of (A) the remaining term of the agreement or (B) six months and if termination results from a change in control any unpaid Base Salary and a severance payment in the amount equal to
2.9 times the Executive's Base Salary. Further, this agreement contains Non-Solicitation; Non-Competition; and Confidentiality provisions ranging from one to three years as the circumstances as defined so warrant.

STOCK OPTIONS

         The following tables set forth information concerning exercisable options during the fiscal year ended March 31, 1999, with respect to the Common Stock. Stock options totalling 110,000 shares were granted in April, 1998 to two executive officers. No stock appreciation rights were granted to executive officers and no stock options or stock appreciation rights were exercised by executive officers during such year.


                                            FISCAL YEAR-END OPTION VALUES
                        Number of Shares Underlying                Value of Unexercisable
                          Unexercised Options at                    in-the-Money Options
                              Fiscal Year End                       at Fiscal Year End (3)
                     --------------------------------        ----------------------------------

     Name            Exercisable        Unexercisable        Exercisable          Unexercisable
     ----            -----------        -------------        -----------          -------------
Glenn C. Davis         120,000            80,000(1)              --                    --
Jeffrey S. Freed        60,000            60,000(2)              --                    --
Mary Comerford          50,000            50,000(2)              --                    --
Prisco DeMercurio       25,000            25,000(1)              --                    --

(1)      The option exercise price of such shares is $2.00 per share.
(2)      The option exercise price of such shares is $2.875 per share.
(3) Mr. Davis, Freed, DeMercurio or Ms. Comerford do not own any unexercisable options that, are, or were at fiscal year end, in the money.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         As of June 28, 1994, the Company entered into a Consulting Agreement with Stanley Goldstein, who is Chairman of the Board. Mr. Goldstein does not receive compensation for services provided as a director of the Company during the term of his consulting agreement.

         Pursuant to such Consulting Agreement, Mr. Goldstein provides consulting services to the Company in, among other areas, capital financing, mergers and acquisitions. The Company has agreed to pay consulting fees to Mr. Goldstein in the amount of $4,000 per month and an office expense reimbursement of $1,000 per month for use of Mr. Goldstein's offices and support facilities in the performance of his consulting duties. In further consideration of Mr. Goldstein's consulting services, the Company granted to Mr. Goldstein an option to purchase 150,000 shares of Common Stock at prices ranging from $1.625 to $3.00 per share. During the fiscal year ended March 31, 1999 the Company issued 46,957 of its common stock in consideration of forgiveness of accrued consulting fees of $135,000 owed Mr. Goldstein.

         Effective April 1, 1999 the consulting agreement was amended to have the monthly consulting fee and expense reimbursement reduced to $3,000 monthly.

         During the Fiscal year 1999, the Company granted a loan to Mr. Glenn C. Davis, President and CEO, in the amount of $100,000 due on demand, bearing interest of 8%. Such loan is collateralized by 50,000 shares of the Company's 6% cumulative convertible and Preferred Stock.


PROPOSAL 2.   RATIFICATION OF THE APPOINTMENT OF CERTIFIED PUBLIC ACCOUNTANTS

         The Board of Directors has selected Marcum & Kliegman LLP ("Marcum & Kliegman"), which audited and reported upon the Company's financial statements for the year ended March 31, 1999 and 1998, to serve as the Company's certified public accountants for the fiscal year ending March 31, 2000. In the event selection of Marcum & Kliegman is not ratified by the stockholders, the Board of Directors will reconsider its selection of such firm.

         At a meeting held on March 5, 1998, the Board of Directors of the Company approved the engagement of Marcum & Kliegman as its independent auditors for the fiscal year ending March 31, 1998 to replace the firm of Ernst & Young LLP ("E&Y").

         Representatives of Marcum & Kliegman are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

VOTE REQUIRED FOR APPROVAL

         The affirmative votes of the holders of a majority of the votes cast on this proposal by the holders of Common Stock and Preferred Stock, voting together as a single class, who are present in person or represented by proxy and who are entitled to vote at the Annual Meeting is required for approval of this proposal.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2

                                 OTHER BUSINESS

         The Board of Directors does not know of any matters to be presented for action at the Meeting other than as set forth in this Proxy Statement. If any other business should properly come before the Meeting, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

                                VOTING PROCEDURES

         At the Annual Meeting, shareholders will be requested to act upon the matters set forth in this Proxy Statement. If you are not present at the Annual Meeting, your shares can by voted only when represented by proxy. The shares represented by your proxy will be voted in accordance with your directions if the proxy is properly signed and returned to the Company at or before the Annual Meeting. If no instructions are specified in the proxy, the shares represented thereby will be voted for the nominees for the Board of Directors listed in this Proxy Statement and in favor of each proposal set forth herein with respect to matters other than election of directors. If any other matters shall properly come before the Meeting, the enclosed proxy will be voted in accordance with the best judgment of the persons voting such proxy.

         Any proxy may be revoked at any time prior to it being voted by delivering to the Company a written revocation to the Company to the attention of the Inspector of Election, by properly executing and delivering to the Company a later-dated proxy, or by attending the Annual Meeting, requesting the return of the proxy and voting in person.

         Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Abstentions and broker non-votes will have no effect on the election of directors (Proposal 1), which is by plurality vote, but abstentions will, in effect, be votes against the approval of the ratification of the selection of independent public accountants (Proposal 2), as this items requires the affirmative vote of the shares present and eligible to vote on such matters.

                SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

         Shareholder proposals intended to be presented at the Company's 2000 annual meeting of stockholders must be received by the Company for inclusion in its proxy statement and form of proxy no later than June 9, 2000. A stockholder who intends to submit a proposal for the Company's next annual meeting that the stockholder does not intend to request be included in the Company's proxy materials in accordance with Securities and Exchange Commission rules must give notice to the Company prior to August 29, 2000. If the stockholder does not provide the Company with timely notice of such a proposal, the persons designated as management proxies on the Company's proxy card may exercise their discretionary authority to vote on that proposal. If the stockholder does provide the Company with timely notice of such a proposal, depending upon the circumstances, management's proxies may not be able to exercise their discretionary authority to vote on the proposal.

                                             By Order of the Board of Directors


                                                /s/ ROBERT LABRA
                                                ----------------
                                                    Robert Labra
                                                    Secretary

October 8, 1999

                                ACCUHEALTH, INC.

                             1575 BRONX RIVER AVENUE
                              BRONX, NEW YORK 10460

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Stanley Goldstein and Glenn C. Davis and each of them as Proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Accuhealth, Inc. held of record by the undersigned on September 16, 1999, at the annual meeting of shareholders to be held on October 21, 1999 or any adjournment thereof.

1.   ELECTION OF DIRECTORS    FOR all nominees listed below for the term indicated   WITHHOLD AUTHORITY
                              (except as marked to the contrary below) [ ]           to vote for all nominees listed below [ ]

     Terms will expire at the 2002 Annual Meeting: E. Virgil Conway, Corbett A. Price

     INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME.

2.   PROPOSAL TO RATIFY THE SELECTION OF MARCUM & KLEIGMAN LLP as the independent public accountants of the corporation

      [ ] FOR                     [ ] AGAINST                       [ ] ABSTAIN


                           (CONTINUED FROM OTHER SIDE)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for election of the Nominees for Director and for Proposals 1 and 2.

                                                Dated:__________________ , 1999

                                                -------------------------------
                                                           Signature

                                                -------------------------------
                                                     Signature, if held jointly

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

INDICATE CHANGE OF ADDRESS ON ATTACHED LABEL.

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSING ENVELOPE.